EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS'

Board of Directors and Shareholders
International Sports and Media Group, Inc.
(Formerly San Diego Soccer Development Corp.)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 330770631) of International Sports and Media Group, Inc. (formerly San Diego Soccer Development Corp.) of our audit report dated March 25, 2004, which is part of and relates to the financial statements contained in this Form 10-KSB, and all references to our firm included in this Form 10-KSB.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
April 13, 2004